EXHIBIT 23.1

[Letterhead of Rotenberg & Company, LLP]

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors

    and Stockholders of

HQ Sustainable Maritime Industries, Inc.

    And Subsidiaries

New York, NY

We consent to the use in this Registration Statement of HQ Sustainable Maritime Industries, Inc. and Subsidiaries on Form SB-2 of our report dated March 23, 2006, for the consolidated financial position of HQ Sustainable Maritime Industries, Inc. and Subsidiaries as of December 31, 2005 and December 31, 2004, and the consolidated statements of operations and their consolidated cash flows for the years then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP

Rochester, New York

December 18, 2006